Exhibit 99.1

November 5, 2009

NASDAQ OMX ANNOUNCES THIRD QUARTER 2009 RESULTS

– NON-GAAP DILUTED EPS $0.42 (GAAP DILUTED EPS $0.28) –

New York, N.Y.—The NASDAQ OMX Group, Inc. (“NASDAQ OMX®”; NASDAQ: NDAQ) today reported net income attributable to NASDAQ OMX of $60 million, or $0.28 per diluted share, for the third quarter of 2009 compared with net income attributable to NASDAQ OMX of $58 million, or $0.27 per diluted share, in the third quarter of 2008, and net income attributable to NASDAQ OMX of $69 million, or $0.33 per diluted share, in the second quarter of 2009.

For comparison purposes, results for the second and third quarters of 2009 are presented on a non-GAAP basis and exclude merger expenses, losses on the sale of investments, a debt conversion expense, and certain other non-recurring items. Results for the third quarter of 2008 are presented on a pro forma non-GAAP basis that reflect the financial results of NASDAQ OMX and the Philadelphia Stock Exchange as if they were a combined company for the period presented and exclude merger expenses and certain other non-recurring items. A complete reconciliation of GAAP results to non-GAAP and to pro forma non-GAAP results is provided as an attachment.

For the third quarter of 2009, net income attributable to NASDAQ OMX on a non-GAAP basis was $89 million, or $0.42 per diluted share, a decrease of 18%, when compared to pro forma non-GAAP net income attributable to NASDAQ OMX of $108 million, or $0.51 per diluted share, for the third quarter of 2008, and a decrease of 10% when compared to non-GAAP net income attributable to NASDAQ OMX of $99 million, or $0.47 per diluted share, for the second quarter of 2009.

Items excluded from third quarter 2009 non-GAAP results are:

•	$25 million in debt conversion expense associated with the inducement provided to Silver Lake and another holder to convert their 3.75% convertible notes into common stock;

•	$16 million in pre-tax expenses associated with asset retirements, workforce reductions, and other non-recurring items; and,

•	$5 million in pre-tax merger expenses.

“As stated throughout this year, we’ve targeted organic growth initiatives designed to bring transparency and innovation to the markets and are pleased to see several of these strategic initiatives gain traction,” commented Bob Greifeld, NASDAQ OMX’s Chief Executive Officer. “The growth of the BX market has established it as the most successful new trading venue, as it now averages more than 3.5% of the U.S. cash equities market. The recent move to a positive fee structure at BX follows a similar move at The NASDAQ Options Market, with the combined actions expected to make significant contributions to our results. And in our Market Technology business we are excited that the Osaka Securities Exchange and the Kuwait Stock Exchange each selected NASDAQ OMX as their strategic technology partner.

We will continue to be innovative and use our technology leadership to bring new, creative market solutions to our trading community and to our exchange partners around the world.”

Highlights

•

Continued expansion of the Market Technology business following its selection as the strategic technology provider to the Osaka Securities Exchange (OSE) and the Kuwait Stock Exchange (KSE). OSE, the premier Japanese derivatives and securities exchange, is the second major customer in Japan to choose NASDAQ OMX as a technology partner within the past 18 months. As part of the agreement with KSE, NASDAQ OMX will deliver technology for trading, surveillance and market data. KSE marks NASDAQ OMX’s eleventh technology partner in the Middle East region. Additionally, NASDAQ OMX and BM&FBOVESPA continue their discussions regarding possible technology cooperation agreements.

•

Enjoyed continued growth in volume and market share at NASDAQ OMX BX (BX), as the market now regularly trades approximately 350 million shares per day with market share of U.S. cash equity trading in excess of 3.5%. In the month of October, market share for The NASDAQ Stock Market grew to 21.1% while BX grew to 3.7%, for a combined market share of 24.8%.

•

Captured a total of 35 new listings during the third quarter of 2009, including 33 on The NASDAQ Stock Market and 2 on the exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic. Included in new listings are 12 IPOs and 7 companies that switched their listing to NASDAQ from exchanges operated by NYSE Group. Switches include Mattel, R.R. Donnelley & Sons, and TriMas Corporation. NASDAQ OMX also recognized 135 secondary offerings during the quarter, up from 110 in the first two quarters of 2009.

•

Launched central counterparty clearing in the NASDAQ OMX Nordic exchanges in Copenhagen, Helsinki, and Stockholm through a partnership with EMCF (European Multilateral Clearing Facility) in October 2009. The introduction of central counterparty clearing in the Nordic equity markets is part of NASDAQ OMX’s strategy to increase market liquidity by introducing a competitive market structure that is accessible to new participants.

•

Grew Nordic derivatives volumes during the quarter. Contributing to growing volume is the transition of volumes from the London Stock Exchange’s EDX system into the NASDAQ OMX derivatives markets and clearinghouse. This transition is expected to be completed by year-end 2009.

•	Witnessed renewed volume growth in our European power markets, with total cleared carbon contracts up more than 50% from the second quarter of 2009.

•

Announced plans to launch a third equity trading platform during 2010, pending SEC approval. NASDAQ OMX expects to offer this equity trading platform with a new price/size priority model using the license acquired from its 2008 acquisition of the former Philadelphia Stock Exchange, known today as NASDAQ OMX PHLX.

•

Introduced next generation trading technology through the rollout of new enhancements and upgrades to INET, NASDAQ OMX’s core trading technology platform. Recognized as the most sophisticated trading technology in the world, INET is the common technology utilized across NASDAQ OMX’s U.S. and European markets. It also serves as the backbone for GENIUM, NASDAQ OMX’s commercial exchange technology offering.

•

Announced plans to establish a new listing market, pending SEC approval, for companies that do not presently qualify for an exchange listing. The new listing market will be a modern venue for companies that aspire to list on, or return to, The NASDAQ Stock Market.

•

Continued the development of International Derivatives Clearing Group, an independently operated NASDAQ OMX subsidiary that operates a designated clearing organization for clearing and settling interest rate swap futures contracts and other fixed income derivatives contracts. More than 20 counterparties have submitted in excess of $850 billion in notional value into the clearinghouse to test systems and internal processes.

•

Reduced total principal amount of debt obligations by $232 million in the third quarter of 2009, bringing the total year-to-date reduction to $452 million. Actions during the third quarter of 2009 include repaying $113 million in principal on $2.0 billion term loan and converting $119 million of 3.75% convertible notes held by Silver Lake and another holder into common equity.

“During the third quarter, NASDAQ OMX continued to execute on a key priority of lowering total debt obligations,” noted Adena Friedman, Chief Financial Officer. “Through principal debt payments, repurchases of convertible notes, the conversion of convertible notes, as well as other actions, we have been able to reduce total debt obligations by approximately $452 million this year alone. Looking forward, we will continue to maintain the same financial discipline that has provided NASDAQ OMX with the flexibility needed to compete effectively. For the full year of 2009, we are updating our guidance for total operating expenses to be in the range of $840 million to $850 million, including approximately $50 million in non-recurring costs.”

Financial Review

Revenues

Revenues less liquidity rebates, brokerage, clearance and exchange fees (“net exchange revenues”) were $349 million for the third quarter of 2009, a decrease of $62 million, or 15%, from third quarter 2008 results, of which $14 million was due to changes in the exchange rates of various currencies as compared to the U.S. dollar. Net exchange revenues declined $18 million, or 5%, from second quarter 2009 results.

Market Services

Market Services net exchange revenues decreased to $230 million, down 21% from the prior year quarter, and down 7% from the second quarter of 2009.

Transaction Services

Net exchange revenues from Transaction Services were $139 million for the third quarter of 2009, a decrease of $51 million, or 27%, when compared to the third quarter of 2008, and a decrease of $16 million, or 10%, from the second quarter of 2009.

•

Cash Equity Trading net exchange revenues were $49 million for the third quarter of 2009, down $53 million, or 52%, from the prior year quarter and down $19 million, or 28%, from the second quarter of 2009.

•

Net U.S. cash equity trading revenues decreased when compared to the prior year quarter and the second quarter of 2009 due primarily to declines in matched share volume and the average net fee per share matched on NASDAQ’s trading system.

•

European cash equity trading revenues declined when compared to the prior year quarter and remained equal to second quarter of 2009 revenues. The decline from the third quarter of 2008 is primarily due to a decline in value traded, which dropped from €271 billion in the prior year quarter to €141 billion in the third quarter of 2009. Also contributing to the decline in European cash equity trading revenues when compared to the third quarter of 2008 are changes in the exchange rates of various currencies as compared to the U.S. dollar.

•

Included in U.S. cash equity trading revenues in the third quarter of 2009 are $94 million in SEC Section 31 fees, compared with $42 million in the third quarter of 2008 and $92 million in the second quarter of 2009. Corresponding cost of revenues, reflecting the reimbursement of these fees to the SEC, is included in brokerage, clearance and exchange fees.

•

Derivative trading net exchange revenues were $54 million for the third quarter of 2009, down $2 million, or 4%, from the prior year quarter and down $1 million, or 2%, from the second quarter of 2009.

•

The decline in net U.S. derivative trading revenue when compared to the prior year quarter is primarily due to lower industry volumes for equity option contracts, which declined 8%, offset somewhat by increased market share on The NASDAQ Options Market. The decline from the second quarter of 2009 is primarily due to lower industry volumes.

•

The increase in European derivative trading revenues when compared to the third quarter of 2008 is primarily due to the inclusion of NASDAQ OMX Commodities revenues following the October 21, 2008 closing of NASDAQ OMX’s acquisition of Nord Pool ASA's clearing, international derivatives and consulting subsidiaries. The increase in revenues when compared to the second quarter of 2009 is due primarily to changes in the exchange rates of various currencies as compared to the U.S. dollar.

•

Access Services revenues were $36 million for the third quarter of 2009, an increase of $4 million, or 13% when compared to both the prior year quarter and the second quarter of 2009. The increase in access services revenues when compared to both the prior year quarter and the second quarter of 2009 is primarily due to revised fees for access services and increased demand for co-location services.

Market Data

Market Data revenues were $79 million for the third quarter of 2009, down $8 million, or 9%, when compared to the third quarter of 2008 and equal to revenues reported in the second quarter of 2009.

•

Net U.S. tape plans revenues were $31 million in the third quarter of 2009, down $7 million, or 18%, when compared to the prior year quarter and up $1 million, or 3%, when compared to the second quarter of 2009. The decline in U.S. tape plans revenues, net of revenue sharing plans, in the third quarter of 2009 when compared to the third quarter of 2008 is primarily due to the decline in NASDAQ’s trading and quoting market share of U.S. equities and a reduction in the size of tape plan revenue pools.

•

U.S. market data products revenues were $29 million in the third quarter of 2009, an increase of $2 million, or 7%, when compared to the year ago quarter, but down $1 million, or 3%, when compared to the second quarter of 2009. Revenue growth when compared to the prior year quarter is driven primarily by the growth of products such as the NASDAQ Global Index Data Service, launched in first quarter of 2009, and other proprietary data products.

•

European market data products revenues were $19 million in the third quarter of 2009, a decrease of $3 million, or 14%, when compared to the prior year quarter and equal to revenues reported in the second quarter of 2009. The decrease when compared to the third quarter of 2008 is primarily due to changes in the exchange rates of various currencies as compared to the U.S. dollar and declines in subscriber populations.

Issuer Services

During the third quarter of 2009, Issuer Services revenues declined $9 million, or 10%, to $80 million from the third quarter of 2008 and decreased $2 million, or 2%, from the prior quarter.

Global Listing Services

Global Listing Services revenues were $70 million for the third quarter of 2009, down $6 million, or 8%, when compared to the third quarter of 2008 and down $2 million, or 3%, from the second quarter of 2009. Decreases in revenues from the prior year period are due primarily to lower U.S. annual renewal fees resulting from fewer listed companies, and to lower market capitalization values for European listed equities, which in turn result in lower European listing fees. Also contributing to the decline in revenues from the third quarter of 2008 are changes in the exchange rates of various currencies as compared to the U.S. dollar. The decline when compared to the second quarter of 2009 is due to seasonally lower demand for corporate services.

Global Index Group

Global Index Group revenues were $10 million for the third quarter of 2009, down $3 million, or 23%, when compared to the third quarter of 2008 and equal to second quarter of 2009 revenues. Driving the decline in revenues when compared to the prior year quarter are lower license fees associated with NASDAQ OMX-licensed products, related to lower volumes in licensed derivatives and declines in assets under management in ETFs and structured products.

Market Technology

Market Technology revenues were $36 million for the third quarter of 2009, up $7 million, or 24%, when compared to the third quarter of 2008, and equal to the second quarter of 2009 revenues. Revenues increased when compared to the prior year quarter primarily due to the increased deliveries of market technology contracts.

Operating Expenses

Total operating expenses decreased $25 million, or 11%, to $197 million from $222 million in the prior year quarter and decreased $2 million, or 1%, from $199 million in the second quarter of 2009. The decrease in expenses from the third quarter of 2008 was realized through a reduction in compensation expense, lower marketing and advertising expense, reduced expenses for computer operations and data transmission, and lower general, administrative and other expense. These reductions were driven by successful integration efforts associated with NASDAQ’s business combination with OMX and the acquisition of the Philadelphia Stock Exchange. Also contributing to the decline were changes in the exchange rates of various currencies as compared to the U.S. dollar. The decrease in expenses when compared to the second quarter of 2009 is driven by lower compensation expense, offset somewhat by increased expenses in various other line items due primarily to changes in the exchange rates of various currencies as compared to the U.S. dollar.

Net Interest Expense

Net interest expense was $23 million for the third quarter of 2009, compared with $23 million for the third quarter of 2008 and for the second quarter of 2009.

Earnings Per Share

On a non-GAAP basis, third quarter 2009 earnings per diluted share were $0.42 as compared to pro forma non-GAAP earnings per diluted share of $0.51 in the prior year quarter, and non-GAAP earnings per diluted share of $0.47 in the second quarter of 2009. NASDAQ OMX’s weighted average shares outstanding used to calculate diluted earnings per share was 215 million for the third quarter of 2009 compared with 214 million for the third quarter of 2008 and the second quarter of 2009.

About NASDAQ OMX

The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, with approximately 3,700 listed companies. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market, NASDAQ OMX Nordic, NASDAQ OMX Baltic, NASDAQ OMX First North, and the U.S. 144A sector. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and exchange-traded funds. NASDAQ OMX technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries. NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit http://www.nasdaqomx.com. *Please follow NASDAQ OMX on Twitter (http://twitter.com/nasdaq) and Facebook (http://www.facebook.com/pages/NASDAQcom/13881287428).

Non-GAAP Information

In addition to disclosing results determined in accordance with GAAP, NASDAQ OMX also discloses certain non-GAAP and pro forma non-GAAP results of operations, including net income, diluted earnings per share, operating expenses, and operating income that make certain adjustments or exclude certain charges and gains that are described in the reconciliation table of GAAP to pro forma non-GAAP information provided at the end of this release. Management believes that this non-GAAP and pro forma non-GAAP information provides investors with additional information to assess NASDAQ OMX’s operating performance by making certain adjustments or excluding costs or gains and assists investors in comparing our operating performance to prior periods. Management uses this non-GAAP and pro forma non-GAAP information, along with GAAP information, in evaluating its historical operating performance.

The non-GAAP information is not prepared in accordance with GAAP and may not be comparable to non-GAAP information used by other companies. The non-GAAP information should not be viewed as a substitute for, or superior to, other data prepared in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. NASDAQ OMX cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections about our future financial results, growth, trading volumes and achievement of synergy targets, (ii) statements about the implementation dates and benefits of certain strategic initiatives, (iii) statements about our integrations of our recent acquisitions and (iv) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ OMX’s control. These factors include, but are not limited to, NASDAQ OMX’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in NASDAQ OMX’s filings with the U.S. Securities Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on NASDAQ OMX’s website at http://www.nasdaqomx.com and the SEC’s website at www.sec.gov. NASDAQ OMX undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts Media Relations:		Contact Investor Relations:

Bethany Sherman	+1.212.401.8714	Vincent Palmiere +1.212.401.8742

Anna Rasin	+46(8)405.6612

(tables follow)

(income statement)

(revenue statement)

(balance sheet)

(GAAP reconciliation table)

(key drivers)

The NASDAQ OMX Group, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008	Pro Forma September 30, 2008 (1)
Revenues
Market Services revenues	$691	$768	$869	$882
Cost of revenues:
Liquidity rebates	(329)	(381)	(484)	(485)
Brokerage, clearance and exchange fees	(132)	(141)	(107)	(107)

Total cost of revenues	(461)	(522)	(591)	(592)

Total Market Services revenues less liquidity rebates, brokerage, clearance and exchange fees	230	246	278	290

Issuer Services revenues	80	82	89	89
Market Technology revenues	36	36	29	29
Other revenues	3	3	3	3

Total revenues less liquidity rebates, brokerage, clearance and exchange fees	349	367	399	411

Operating Expenses
Compensation and benefits	99	105	106	110
Marketing and advertising	3	3	7	7
Depreciation and amortization	27	27	28	30
Professional and contract services	20	17	17	17
Computer operations and data communications	14	14	16	17
Occupancy	19	18	19	19
Regulatory	10	10	7	7
Merger expenses	5	3	9	9
General, administrative and other	21	11	18	19

Total operating expenses	218	208	227	235

Operating income	131	159	172	176

Interest income	3	2	9	9
Interest expense	(26)	(25)	(29)	(32)
Dividend and investment income	1	1	2	2
Debt conversion expense	(25)	—	—	—
Loss from unconsolidated investees, net	—	(18)	—	—
Loss on foreign currency contracts, net	—	—	(51)	(51)
Loss on sale of investment security	—	(5)	—	—
Asset impairment charges	—	—	(7)	(7)

Income before income taxes	84	114	96	97
Income tax provision	25	46	38	38

Net income	59	68	58	59

Net expense attributable to noncontrolling interests	1	1	—	—

Net income attributable to NASDAQ OMX	$60	$69	$58	$59

Basic and diluted earnings per share:
Basic	$0.30	$0.34	$0.29	$0.29

Diluted	$0.28	$0.33	$0.27	$0.28

Weighted-average common shares outstanding for earnings per share:
Basic	203	202	200	200
Diluted	215	214	214	214

(1)	The Pro Forma September 30, 2008 quarter results include historical financial results of PHLX and pro forma adjustments, giving effect to the PHLX acquisition as if it had occurred at the beginning of the period.

The NASDAQ OMX Group, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008	Pro Forma September 30, 2008(1)
MARKET SERVICES
Transaction Services
Cash Equity Trading Revenues:
U.S. cash equity trading	$461	$540	$643	$644
Cost of revenues:
Liquidity rebates	(310)	(359)	(471)	(471)
Brokerage, clearance and exchange fees	(127)	(138)	(106)	(106)

Total U.S. cash equity cost of revenues	(437)	(497)	(577)	(577)

Net U.S. cash equity trading revenues	24	43	66	67
European cash equity trading	25	25	35	35

Total net cash equity trading revenues	49	68	101	102

Derivative Trading Revenues:
U.S. derivative trading	58	61	44	55
Cost of revenues:
Liquidity rebates	(19)	(22)	(13)	(14)
Brokerage, clearance and exchange fees	(5)	(3)	(1)	(1)

Total U.S. derivative cost of revenues	(24)	(25)	(14)	(15)

Net U.S. derivative trading revenues	34	36	30	40
European derivative trading	20	19	16	16

Total net derivative trading revenues	54	55	46	56

Access Services Revenues	36	32	31	32

Total Transaction Services revenues less liquidity rebates, brokerage, clearance and exchange fees	139	155	178	190

Market Data
Net U.S. tape plans	31	30	38	38
U.S. market data products	29	30	27	27
European market data products	19	19	22	22

Total Market Data revenues	79	79	87	87

Broker Services	9	9	12	12

Other Market Services	3	3	1	1

Total Market Services revenues less liquidity rebates, brokerage, clearance and exchange fees	230	246	278	290

ISSUER SERVICES
Global Listing Services:
Annual renewal fees	29	29	31	31
Listing of additional shares fees	9	9	10	10
Initial listing fees	5	5	5	5

Total U.S. listing fees	43	43	46	46
European listing fees	11	11	14	14
Corporate services	16	18	16	16

Total Global Listing Services	70	72	76	76

Global Index Group	10	10	13	13

Total Issuer Services revenues	80	82	89	89

MARKET TECHNOLOGY
License, support and project revenues	28	28	21	21
Facility management services	7	7	7	7
Other revenues	1	1	1	1

Total Market Technology revenues	36	36	29	29

Other	3	3	3	3

Total revenues less liquidity rebates, brokerage, clearance and exchange fees	$349	$367	$399	$411

(1)	The Pro Forma September 30, 2008 quarter results include historical financial results of PHLX and pro forma adjustments, giving effect to the PHLX acquisition as if it had occurred at the beginning of the period.

The NASDAQ OMX Group, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	September 30, 2009	December 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$311	$374
Restricted cash	155	141
Financial investments, at fair value	257	227
Receivables, net	379	339
Deferred tax assets	43	27
Market value, outstanding derivative positions	3,569	4,122
Other current assets	198	198

Total current assets	4,912	5,428
Non-current restricted cash	50	50
Property and equipment, net	165	183
Non-current deferred tax assets	403	659
Goodwill	4,922	4,492
Intangible assets, net	1,675	1,583
Other assets	215	357

Total assets	$12,342	$12,752

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$229	$242
Section 31 fees payable to SEC	41	49
Accrued personnel costs	112	157
Deferred revenue	137	98
Other accrued liabilities	90	165
Deferred tax liabilities	24	19
Market value, outstanding derivative positions	3,569	4,122
Current portion of debt obligations	169	225

Total current liabilities	4,371	5,077
Debt obligations	1,920	2,299
Non-current deferred tax liabilities	726	696
Non-current deferred revenue	159	155
Other liabilities	180	222

Total liabilities	7,356	8,449

Series A convertible preferred stock	15	—

Equity
NASDAQ OMX stockholders’ equity:
Common stock	2	2
Preferred stock	—	—
Additional paid-in capital	3,723	3,569
Common stock in treasury, at cost	(11)	(10)
Accumulated other comprehensive loss	(331)	(619)
Retained earnings	1,567	1,344

Total NASDAQ OMX stockholders’ equity	4,950	4,286
Noncontrolling interests	21	17

Total equity	4,971	4,303

Total liabilities, series A convertible preferred stock and equity	$12,342	$12,752

The NASDAQ OMX Group, Inc.

Reconciliation of GAAP to Pro Forma Non-GAAP Earnings and

Reconciliation of GAAP to Pro Forma Non-GAAP Operating Expenses

(in millions, except per share amounts)

	Three Months Ended
	September 30, 2009 (1)	June 30, 2009 (1)	September 30, 2008
GAAP Net Income attributable to NASDAQ OMX:	$60	$69	$58
Pro Forma Adjustments:
PHLX results	—	—	3
Interest expense	—	—	(2)

Total Pro Forma Adjustments	—	—	1

Pro Forma Net Income attributable to NASDAQ OMX:	$60	$69	$59

Other Adjustments:
Professional fees	1	—	—
Other reserves	—	—	2
Asset impairment charges	—	—	4
Loss on sale of investment security	—	5	—
Loss on sale of unconsolidated investee	—	19	—
Asset retirements	7	2	—
Debt conversion expense	25	—	—
Non-recurring tax benefits, net	(10)	—	—
Workforce reductions	3	2	1
Merger expenses	3	2	5
Loss on foreign currency contracts, net	—	—	37

Total Other Adjustments	29	30	49

Pro Forma Non-GAAP Net Income attributable to NASDAQ OMX:	$89	$99	$108

GAAP Diluted Earnings per Common Share:	$0.28	$0.33	$0.27
Pro Forma Adjustments:
Total Adj. from GAAP Net Income Above:	—	—	0.01

Pro Forma Diluted Earnings per Common Share:	0.28	0.33	0.28
Total Other Adj. from Pro Forma Non-GAAP Net Income Above:	0.14	0.14	0.23

Pro Forma Non-GAAP Diluted Earnings per Common Share:	$0.42	$0.47	$0.51

	Three Months Ended
	September 30, 2009 (1)	June 30, 2009 (1)	September 30, 2008
GAAP Operating Expenses:	$218	$208	$227
Pro Forma Adjustments:
PHLX operating expenses	—	—	7
Amortization of intangibles	—	—	1

Total Adjustments	—	—	8

Pro Forma Operating Expenses	$218	$208	$235

Other Adjustments:
Gain on debt extinguishment	—	1	—
Professional fees	(2)	—	—
Other reserves	—	—	(2)
Asset retirements	(10)	(3)	—
Technology	—	(1)	—
Workforce reductions	(4)	(3)	(2)
Merger expenses	(5)	(3)	(9)

Total Adjustments	(21)	(9)	(13)

Pro Forma Non-GAAP Operating Expenses	$197	$199	$222

(1)	September 30, 2009 and June 30, 2009 quarter results do not include pro forma adjustments as all recent material acquisitions were included in the full quarter results.

The NASDAQ OMX Group, Inc.

Reconciliation of GAAP to Pro Forma Non-GAAP Operating Income

(in millions)

(unaudited)

	Three Months Ended
	September 30, 2009(1)	June 30, 2009 (1)	September 30, 2008
GAAP Operating Income:	$131	$159	$172
Pro Forma Adjustments:
PHLX operating income	—	—	5
Amortization of intangibles	—	—	(1)

Total Adjustments	—	—	4

Pro Forma Operating Income	$131	$159	$176

Other Adjustments:
Gain on debt extinguishment	—	(1)	—
Professional fees	2	—	—
Other reserves	—	—	2
Asset retirements	10	3	—
Technology	—	1	—
Workforce reductions	4	3	2
Merger expenses	5	3	9

Total Adjustments	21	9	13

Pro Forma Non-GAAP Operating Income	$152	$168	$189

Pro Forma total revenues less liquidity rebates, brokerage, clearance and exchange fees	$349	$367	$411
Pro Forma Non-GAAP Operating Margin (2)	44%	46%	46%

(1)	September 30, 2009 and June 30, 2009 quarter results do not include pro forma adjustments as all recent material acquisitions were included in the full quarter results.
(2)	Pro Forma Non-GAAP Operating Margin equals Pro Forma Non-GAAP Operating Income divided by Pro Forma total revenues less liquidity rebates, brokerage, clearance, and exchange fees.

The NASDAQ OMX Group, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008
Market Services
Cash Equity Trading
NASDAQ securities
Average daily share volume (in billions)	2.25	2.41	2.26
Matched market share (1)	32.5%	33.2%	41.0%
Market share reported to the FINRA/NASDAQ Trade Reporting Facility (2)	39.3%	37.6%	21.3%
Total market share (3)	71.8%	70.7%	62.3%

NYSE securities
Average daily share volume (in billions)	5.53	6.03	5.59
Matched market share (1)	17.2%	15.8%	23.3%
Market share reported to the FINRA/NASDAQ Trade Reporting Facility (2)	35.4%	32.6%	18.7%
Total market share (3)	52.6%	48.4%	42.0%

NYSE Amex and regional securities
Average daily share volume (in billions)	1.53	2.25	1.61
Matched market share (1)	24.3%	22.6%	35.3%
Market share reported to the FINRA/NASDAQ Trade Reporting Facility (2)	34.4%	35.7%	14.6%
Total market share (3)	58.6%	58.3%	49.9%

Total U.S.-listed equities
Matched share volume (in billions)	131.4	142.4	179.2
Matched market share (1)	22.0%	21.2%	29.6%

NASDAQ OMX Nordic and NASDAQ OMX Baltic Markets
Average daily number of equity trades	189,002	228,233	196,671
Average daily value of shares traded (in billions)	$3.0	$3.3	$5.0

Derivative Trading
U.S. Equity Options
Total industry average daily volume (in millions)	13.2	14.2	14.4
Matched market share:
NASDAQ OMX PHLX	17.0%	18.0%	16.6%
The NASDAQ Options Market	3.2%	3.3%	1.3%

NASDAQ OMX Nordic and NASDAQ OMX Baltic Markets
Average daily volume:
Equity option and fixed-income contracts	298,849	322,313	391,049
Equity option contracts traded on EDX London	87,636	113,121	169,604
Finnish option contracts traded on Eurex	65,779	61,783	72,993

NASDAQ OMX Commodities
Clearing Turnover:
Power contracts (TWh) (4)	480	497	—
Carbon contracts (1000 tCO2) (4)	13,745	9,136	—

Issuer Services
NASDAQ
Initial public offerings	12	3	2
New listings (5)	33	18	58
Number of listed companies (6)	2,863	2,894	3,062

NASDAQ OMX Nordic and NASDAQ OMX Baltic Markets
Initial public offerings	—	—	3
New listings	2	3	4
Number of listed companies (7)	800	808	841

Market Technology
Order intake (in millions) (8)	$37	$10	$61
Total order value (in millions) (9)	$318	$315	$465

(1)	Includes transactions executed on both NASDAQ’s and NASDAQ OMX BX’s systems.
(2)	Transactions reported to the Financial Industry Regulatory Authority, or FINRA/NASDAQ Trade Reporting Facility.
(3)	Includes transactions executed on both NASDAQ’s and NASDAQ OMX BX’s systems plus trades reported through the FINRA/NASDAQ Trade Reporting Facility.
(4)	Transactions executed on Nord Pool ASA and reported for clearing to NASDAQ OMX Commodities measure by Terawatt hours (TWh) and one thousand metric tons of carbon dioxide (1000 tCO2).
(5)	New listings include IPOs, including those completed on a best efforts basis, issuers that switched from other listing venues, closed-end funds and separately listed ETFs.
(6)	Number of listed companies for NASDAQ at period end, including separately listed ETFs.
(7)	Represents companies listed on the exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic and companies on the alternative markets, NASDAQ OMX First North at period end.
(8)	Total contract value of orders signed.
(9)	Represents total contract value of orders signed that are yet to recognized as revenue.